Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On August 8, 2012, the Company entered into an Asset Purchase Agreement (the “Symphony Purchase Agreement”) with Symphony Teleca Services, Inc., a Delaware corporation (“Symphony”), under which the parties agreed to the purchase by the Company of Symphony’s telecommunications expense management business (the “TEM Business”) through an asset purchase (the “Symphony Acquisition”).  As part of the Symphony Acquisition and also on August 8, 2012, a newly formed subsidiary of the Company, Tangoe India Softek Services Private Limited, an Indian private limited company (“Tangoe India”), entered into a Business Purchase Agreement (the “Indian Purchase Agreement”) with Symphony Services Corporation (India) Private Limited (“Symphony India”) with respect to the purchase of certain assets and employees of the acquired business located in India.  On the same day, the Symphony Acquisition was effected in accordance with the terms of the Symphony Purchase Agreement.  At the closing of the Symphony Acquisition, the Company acquired the TEM Business for aggregate consideration of $40.2 million, subject to certain adjustments (the “Cash Purchase Price”), payable as described below, plus an earn-out payable in the amount of up to $4.0 million based on achievement of revenue targets for the acquired business for periods through June 30, 2013. The Cash Purchase Price, after giving effect to certain adjustments, is payable as follows: (i) approximately $29.2 million in cash paid at the closing, (ii) approximately $4.4 million in cash payable on the six-month anniversary of the closing, which includes $2.5 million related to the Indian Purchase Agreement, and (iii) approximately $6.4 million in cash payable on the one-year anniversary of the closing.  As part of the Symphony Acquisition, the Company acquired certain assets and liabilities of for the TEM Business, which included net positive assets of approximately $4.0 million.  Approximately $1.9 million of the installment due on February 8, 2013, the full installment due on August 8, 2013 of approximately $6.4 million, and amounts that become payable under the earn-out are subject to set-off rights of the Company with respect to indemnities given by Symphony under the Symphony Purchase Agreement.  Among other things, these indemnity obligations relate to representations and warranties given by Symphony under the Symphony Purchase Agreement and by Symphony India under the Indian Purchase Agreement.  Certain of the indemnities are subject to limitations, including a threshold and deductible, certain caps and limited survival periods.  During a post-closing transition period expected to last for 2 to 6 months, Symphony and Symphony India will provide to the Company certain transition services, including making available to the Company on a continuing basis the services previously provided by Symphony India to the TEM Business, pending completion of the opening of certain Tangoe India facilities, the procurement of certain Indian tax registrations and the subsequent transfer to Tangoe India of the Indian assets and employees being hired.

We have derived the following unaudited combined condensed pro forma financial information by applying pro forma adjustments to the historical consolidated balance sheet of the Company, included in our June 30, 2012 Quarterly Report filed on Form 10-Q with the Securities and Exchange Commission on August 14, 2012.   The unaudited combined condensed pro forma balance sheet as of June 30, 2012 gives pro forma effect to this acquisition as if it occurred on June 30, 2012. We collectively refer to the adjustments relating to the acquisition as the “Pro Forma Adjustments.” We have described the adjustments, which are based upon available information and upon assumptions that management believes to be reasonable, in the accompanying notes. The unaudited combined condensed pro forma financial information is for informational purposes only.

The unaudited combined condensed pro forma financial information reflects that we recorded the acquisitions under our business combinations accounting policy. Under this policy, the total preliminary purchase price for the TEM Business was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values. With the acquisition of the TEM Business, we expect to expand the functionality of our suite of solutions and to provide access to new markets and customers.  These factors contributed to a purchase price in excess of the fair value of the net tangible and intangible assets acquired, and as a result, the excess of the preliminary purchase price over the preliminary net tangible assets and preliminary intangible assets was recorded as goodwill.

The Company received a letter from the Securities and Exchange Commission dated September 25, 2012 waiving the requirement for a pro forma statement of operations if that presentation would require forward-looking information in order to meaningfully present the effects of the acquisition. The TEM Business was a component of Symphony’s historical business operations, and Symphony continues to operate the portion of its business not acquired by the Company. The TEM Business was not a separate legal entity and, except for the separate Statement of Revenue and Direct Expenses and the Statement of Assets Acquired and Liabilities Assumed, no separate financial statements for the TEM Business were prepared or audited.   In order for the Company to provide a pro forma statement of operations that includes the TEM Business, it would be necessary for the Company to anticipate and estimate on a forward-looking basis incremental costs in the areas of information technology, human resources, accounting, and facility expenses, which were not specifically allocated to the TEM Business by Symphony. It would also require the removal of general corporate costs of Symphony, which were a component of the TEM Business expenses. Due to the difficulty and uncertainty in calculating these specific costs and the forward-looking nature of the information required to meaningfully present the effects of the acquisition and the costs of operating the TEM Business after the acquisition, the Company has not included a pro forma statement of operations.

The unaudited pro forma balance sheet at June 30, 2012 is presented as if the acquisitions were completed at June 30, 2012. The estimated pro forma adjustments arising from this recently completed acquisitions are derived from the purchase consideration and preliminary purchase price allocations.

TANGOE, INC.

COMBINED BALANCE SHEETS

( IN $000’S)

		Symphony - TEM Business
	Historical	Assets Acquired and
	Tangoe, Inc.	Liabilities Assumed	Pro Forma		Pro Forma
	June 30, 2012 (A)	June 30, 2012 (B)	Adjustments		Combined
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$78,442	$—	$(29,208	)(1A)	$49,234
Accounts receivable, net of allowance for doubtful accounts of	26,689	5,025	—		31,714
Prepaid expenses and other current assets	2,815	466	—		3,281
Total current assets	107,946	5,491	(29,208)		84,229

COMPUTERS, FURNITURE AND EQUIPMENT—NET	3,337	707	(105	)(1B)	3,939

OTHER ASSETS:
Intangible assets - net	34,156	—	13,790	(1C)	47,946

Goodwill	44,638	2,597	18,436	(1D)	65,574
			(2,597	)(1D)
			2,500	(1D)
Security deposits and other non-current assets	1,271	—	—		1,271
TOTAL ASSETS	$191,348	$8,795	$2,816		$202,959

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$7,627	$146	—		$7,773
Accrued expenses	7,737	156	—		7,893
Deferred revenue-current portion	9,470	983	(454	)(1E)	9,999
Notes payable—current portion	17,310	—	10,942	(1A)	28,252
Other current liabiliites	624	—	—		624
Total current liabilities	42,768	1,285	10,488		54,541

Deferred rent and other non-current liabilities	3,399	—	—		3,399
Deferred revenue-less current portion	1,889	471	(471	)(1E)	1,889
Notes payable—less current portion	325	—	—		325
Total liabilities	48,381	1,756	10,017		60,154

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT:
Common Stock	4	—	—		4
Additional paid-in capital	188,906	7,039	(7,201	)(1F)	188,744
Warrants for common stock	10,610	—			10,610
Less: notes receivable for purchase of common stock	—	—	—		—
Accumulated deficit	(56,265)	—	—		(56,265)
Other comprehensive loss	(288)	—	—		(288)
Total stockholders’ deficit	142,967	7,039	(7,201)		142,805

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$191,348	$8,795	$2,816		$202,959

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements

(A)      As reported in Tangoe, Inc. unaudited financial statements included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012 filed with the Securities Exchange Commission (“SEC”) on August 14, 2012.

(B)        As reported in Symphony audited statements of assets acquired and liabilities assumed and statements of revenues and direct expenses included elsewhere in this Form 8K-A

Overview

The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have occurred if the transaction had been consummated as of  June 30, 2012 for the balance sheet.  Pro forma adjustments reflect only those adjustments which are factually determined and do not include the impact of contingencies which will not be known until the resolution of the contingency.  The purchase consideration and preliminary purchase price allocation has been represented below and is subject to change.

1.              Symphony

The amounts assigned to Symphony identifiable intangible assets acquired are based on their respective preliminary fair values determined as of acquisition date of August 8, 2012.  The excess of the preliminary purchase price over the tangible and identifiable intangible assets will be recorded as goodwill and amounts to $20,936,000.  In accordance with current accounting standards, the goodwill is not being amortized and will be tested for impairment as required by ASC 350.

A summary of the preliminary purchase price allocation is as follows (in thousands):

Purchase consideration:
Cash	$29,208
Deferred cash consideration	10,942
$40,150

Allocation of Purchase Consideration:
Current assets	$5,777
Property and equipment	602
Identifiable intangible assets	13,790
Goodwill	20,936
Total assets acquired	41,105
Accounts payable and accrued expenses	(335)
Deferred revenue	(620)
$40,150

Current assets acquired from Symphony, primarily relate to accounts receivable and prepaid and other current assets.  The Company will assign the $13,790,000 of value ascribed to identifiable intangible assets to customer relationships, technology, tradenames and non-competition agreements to be amortized there useful lives ranging from two to nine years.

(1A)                                        Adjustment to record the purchase consideration of $29,208,000 in cash and $10,942,000 in deferred cash consideration.

(1B)                                        Adjustment to record the fair value of property, plant and equipment acquired to $602,000.

(1C)                                          Adjustment to record the fair value of intangible assets acquired totaling $13,790,000 as a result of the preliminary purchase allocation.

(1D)                                     Adjustment to record goodwill of $20,936,000 as a result of the preliminary purchase allocation in excess of the fair value of assets acquired and liabilities assumed, including $2,500,000 related to the closing of Tangoe India, and the write off of previously capitalized goodwill of $2,597,000.

(1E)                                       Adjustment of $925,000 to deferred revenue in order to fair value the unearned revenue in accordance with the guidance provided by EITF 01-03.  The deferred revenue represents the net adjustment necessary to present the aggregate fair value of Symphony contractual obligation to its customers at time of the acquisition.

(1F)                                         Adjustment to acquired companies stockholder’s equity of $7,201,000.